UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2005

Sykes Enterprises, Incorporated

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

400 N. Ashley Drive, Tampa,
Florida		33602

(Address of principal executive		(Zip Code)
offices)

Registrant’s telephone number, including area code: (813) 274-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Ex-99.1: Employment Agreement dated March 6, 2005

Item 1.01. Entry into a Material Definitive Agreement.

     On March 4, 2005, Sykes Enterprises, Incorporated and W. Michael Kipphut entered into a new employment agreement, dated March 6, 2005, the material terms and conditions of which are summarized below. This employment agreement replaces his employment agreement dated March 6, 2004. The employment agreement provides that Mr. Kipphut will serve as an executive of the company. Mr. Kipphut serves as Group Executive, Senior Vice President — Finance. The term of the agreement expires on March 5, 2007, but will automatically be renewed for successive one-year terms unless one of the parties provides the other with written notice of its intent not to renew the agreement at least 30 days prior to the expiration of the initial term or any renewal term. Under the agreement, Mr. Kipphut’s annual base salary is $368,500, subject to increase at the company’s discretion. Mr. Kipphut also is entitled to a performance bonus up to 60% of his base salary based upon the achievement of specified goals as determined by the Compensation Committee, and to participate in such other bonus programs and benefit plans as are generally made available to other executive officers of the company.

     If the agreement is terminated by the company prior to the expiration of the initial term or any renewal period for any reason other than death, disability, or cause (as defined in the agreement), or if the agreement is terminated by Mr. Kipphut prior to the expiration of the initial term or any renewal period for good reason (as defined below), the company is required to pay Mr. Kipphut an amount equal to his weekly base salary through the end of the initial term or renewal period of the agreement or for 52 weeks, whichever is greater, plus an amount equal to the maximum annual performance bonus he could earn (60% of his annual base salary), which would also be paid over the same period as the other payments. If the agreement is terminated by Mr. Kipphut following a change in control of the company (as defined in the agreement) prior to the expiration of the initial term or any renewal period, the company is required to pay Mr. Kipphut an amount equal to his weekly base salary for 104 weeks from the date of termination, rather than 52 weeks, plus an amount equal to twice the maximum annual performance bonus he could earn, which would also be paid over the 104-week period. Also, in the event the agreement is terminated by Mr. Kipphut following a change in control, all stock options, stock grants or other similar equity incentives and/or compensation programs will immediately accelerate and become fully vested and exercisable at the option of Mr. Kipphut upon the event of termination.

     “Good reason” for Mr. Kipphut’s termination of the agreement is defined in the agreement as: (i) a change of control of the company (as defined in the agreement), (ii) a good faith determination by Mr. Kipphut that the company has breached the employment agreement, (iii) a material adverse change in working conditions or status, (iv) the deletion of, or change in, any of the titles of Senior Vice President and Chief Financial Officer, (v) a significant relocation of Mr. Kipphut’s principal office, (vi) a change in reporting such that Mr. Kipphut is required to report to someone other than the CEO, or (vii) a significant increase in travel requirements.

     The agreement provides that if Mr. Kipphut’s employment is terminated by the company due to his death, disability or for cause, or voluntarily by Mr. Kipphut other than for good reason, then the company will have no obligation to pay him any salary, bonus or other benefits other than those payable through the date of termination.

     The agreement provides that Mr. Kipphut may not solicit any of the company’s employees or compete directly or indirectly with the company during the term of the agreement and for one year after its expiration in any area in which the company’s clients were conducting business during the initial term or any renewal term of the agreement. If the agreement is terminated by the company or Mr. Kipphut prior to the end of its term, regardless of the reason for its termination the non-solicitation and non-competition provisions will remain in effect through the end of the initial term or renewal period or for 52 weeks after termination, whichever is greater. The agreement contains customary confidentiality provisions.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1	Employment Agreement dated as of March 6, 2005, between Sykes Enterprises, Incorporated and W. Michael Kipphut.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED
By:	/s/ W. Michael Kipphut
W. Michael Kipphut
Group Executive, Senior Vice President–Finance

Date: March 8, 2005